Exhibit 10.1

December 1, 2022

Rick Danis

RE:	Interim CEO

Dear Rick,

You have agreed to serve as Interim President and Chief Executive Officer (“Interim CEO”) of Rigetti Computing, Inc. (the “Company”) during the Company’s search for a successor Chief Executive Officer. This letter agreement (the “Agreement”) sets forth the terms of your employment as the Company’s Interim CEO.

1. Interim CEO. During the period commencing on November 12, 2022 (“Interim CEO Start Date”) and continuing until the date on which a successor Chief Executive Officer is hired and commences employment with the Company (the “Interim CEO Period”), you shall serve in the position of Interim CEO, in addition to the position of General Counsel of the Company. Your employment during the Interim CEO Period shall continue to be “at will,” and may be terminated by you or the Company at any time with or without cause or with or without advance notice, in accordance with the Amended and Restated Executive Employment Agreement, between you and Rigetti Holdings, Inc., dated February 2, 2022 (the “Employment Agreement”). As Interim CEO, you shall report to the board of directors of the Company (the “Board”), performing such duties as are normally associated with the position and such duties as are assigned from time to time, subject to the oversight and direction of the Board. Immediately after the expiration of Interim CEO Period, your duties, authority and responsibilities and reporting relationships shall be returned to those in effect immediately prior to the Interim CEO Start Date. In no event shall the Interim CEO Period extend beyond the 6-month anniversary of the Interim CEO Start Date, unless mutually agreed in writing by you and the Company.

2. Interim CEO Compensation.

(a) During the period commencing on the Interim CEO Start Date and continuing until the 3-month anniversary of such date (the “Initial Period”) your base salary shall be increased to $83,333 per month, less applicable withholdings and deductions. If the Interim CEO Period extends beyond such 3-month period, your base salary shall remain increased to $83,333 per month for the duration of the Interim CEO Period. Immediately upon the later of (i) expiration date of the Initial Period, and (ii) the expiration date of the Interim CEO Period, your base salary shall be returned to the base salary in effect immediately prior to the Interim CEO Start Date.

(b) You will receive a one-time bonus in the amount of $67,109.47, less applicable withholdings and deductions (“Interim CEO Bonus”). The Interim CEO Bonus will be paid to you as an advance in a single lump sum within thirty (30) days after the date hereof, and is provided to you prior to you earning such Interim CEO Bonus. You will not earn the Interim CEO Bonus unless you exercise all of your vested options to purchase the Company’s common stock (“Vested Shares”) prior to the 3-month anniversary of the date hereof. If you do not exercise all of your Vested Shares prior to the 3-month anniversary of the date hereof, you agree to repay to the Company, within thirty (30) days following the 3-month anniversary of the date hereof, 100% of the gross amount of the Interim CEO Bonus.

(c) Subject to the approval of the Board or the Compensation Committee, the Company will grant you restricted stock units (“Units”) to acquire a number of shares of Company common stock (each, a “Share”) with a grant date fair value equal to $150,000 (the “Third RSU Award”). The number of Units awarded shall be determined by dividing $150,000 by the closing price of a Share on NASDAQ on the last trading day preceding the grant date. To be eligible for the Third RSU Award, you must still be employed by the Company when the Board, Executive Committee or the Compensation Committee grants the Third RSU Award. The Third RSU Award will be subject to the terms and conditions of that certain 2022 Equity Incentive Plan (the “Plan”) and a restricted stock unit award agreement in a form approved by the Company. The Third RSU Award will vest in 3 substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each of the first 3 complete calendar months following the vesting commencement date, subject to your Continuous Service (as defined in the Plan) through each such vesting date. In the event of a Change in Control (as defined in the Plan), 100% of the then unvested shares subject to the Third RSU Award shall vest immediately prior to the consummation of the Change in Control, subject to your Continuous Service through such date. In the event that your employment is terminated for any reason, the Third RSU Award will cease to vest as of the date of termination and you will have no further right, title or interest in the Third RSU Award.

(d) Following the end of the Interim CEO Period, and subject to the approval of the Board or the Compensation Committee, the Company will grant you Units to acquire a number of Shares with a grant date fair value equal $250,000 (the “Fourth RSU Award”). The number of Units awarded shall be determined by dividing $250,000 by the closing price of a Share on NASDAQ on the last trading day preceding the grant date. To be eligible for the Fourth RSU Award, you must still be employed by the Company when the Board or the Compensation Committee grants the Fourth RSU Award. The Fourth RSU Award will be subject to the terms and conditions of the Plan and a restricted stock unit award agreement in a form approved by the Company. The Fourth RSU Award will vest in 12 substantially equal installments (rounded down, except for the final scheduled vesting installment) at the end of each of the first 12 calendar months following the vesting commencement date, subject to your Continuous Service through each such vesting date. In the event of a Change in Control (as defined in the Plan), 100% of the then unvested shares subject to the Fourth RSU Award shall vest immediately prior to the consummation of the Change in Control, subject to your Continuous Service through such date. In the event that your employment is terminated for any reason, the Fourth RSU Award will cease to vest as of the date of termination and you will have no further right, title or interest in the Fourth RSU Award.

(e) If the Interim CEO Period extends beyond the Initial Period, and subject to the approval of the Board or the Compensation Committee, the Company will grant you Units to acquire a number of Shares with a grant date fair value equal to $50,000 immediately following the expiration of the Initial Period and on each monthly anniversary of such grant date thereafter occurring during the Interim CEO Period (each such award, an “Additional RSU Award”). The number of Units awarded shall be determined by dividing $50,000 by the closing price of a Share on NASDAQ on the last trading day preceding the grant date. To be eligible for an Additional

RSU Award, you must still be employed by the Company when the Board or the Compensation Committee grants such Additional RSU Award. Each Additional RSU Award will be subject to the terms and conditions of the Plan and a restricted stock unit award agreement in a form approved by the Company. Each Additional RSU Award will vest as follows: 100% at the end of the month following the vesting commencement date (subject to your Continuous Service (as defined in the Plan) on such vesting date). In the event of a Change in Control (as defined in the Plan), 100% of the then unvested shares subject to an Additional RSU Award shall vest immediately prior to the consummation of the Change in Control, subject to your Continuous Service through such date. In the event that your employment is terminated for any reason, each Additional RSU Award will cease to vest as of the date of termination and you will have no further right, title or interest in such Additional RSU Award.

3. Continuation. Except as set forth herein, all of the terms and conditions set forth in the Employment Agreement, including its exhibits, are unchanged and shall remain in full force and effect and are hereby ratified and confirmed by you and the Company. If any provision of this Agreement is inconsistent with the Employment Agreement, the parties intend that the terms of this Agreement control solely to the extent required to make the Employment Agreement consistent with this Agreement.

4. Construction Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, and supersedes any other agreements or promises made to you by anyone with respect to this subject matter, whether oral or written. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by you and an authorized officer of the Company (other than you).

5. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement. The parties agree that facsimile and scanned image copies of signatures, including DocuSign, will suffice as original signatures.

6. Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Washington.

7. Acknowledgement. You acknowledge and agree that the negotiation of this Agreement does not constitute a termination without “Cause” or grounds for “Good Reason” under the Employment Agreement, and you also acknowledge and agree that neither the execution of this Agreement, nor any change to contractual terms by entering into this Agreement (for the avoidance of doubt, including the changes to salary, duties, authority and responsibilities and reporting relationships upon the expiration of the Interim CEO Period and/or the Initial Period) shall constitute a termination without “Cause” or grounds for “Good Reason” under the Employment Agreement, or give rise to any benefits payable thereon.

Very truly yours,

RIGETTI COMPUTING, INC.

/s/ Brian Sereda
Brian Sereda
Chief Financial Officer

Accepted and agreed:

/s/ Rick Danis
Rick Danis

Date: December 1, 2022

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